Exhibit 5.1

[Letterhead of Hogan Lovells US LLP]

May 18, 2020

Board of Directors

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

We are acting as counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated May 13, 2020 (the “Underwriting Agreement”), among the Company and Barclays Capital Inc., BofA Securities, Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the several underwriters named in the Pricing Agreement (as defined herein), and the Pricing Agreement, dated May 13, 2020 (the “Pricing Agreement”), among the Company and the Representatives relating to the proposed issuance by the Company of its (i) 1.250% Notes due January 15, 2026 in the aggregate principal amount of $500,000,000 (the “2026 Notes”), (ii) 2.000% Notes due May 15, 2030 in the aggregate principal amount of $1,250,000,000 (the “2030 Notes”), (iii) 2.750% Notes due May 15, 2040 in the aggregate principal amount of $1,000,000,000 (the “2040 Notes”), (iv) 2.900% Notes due May 15, 2050 in the aggregate principal amount of $1,250,000,000 (the “2050 Notes”) and (v) 3.125% Notes due May 15, 2060 in the aggregate principal amount of $1,000,000,000 (the “2060 Notes,” and collectively with the 2026 Notes, the 2030 Notes, the 2040 Notes and the 2050 Notes, the “Debt Securities”), pursuant to the Company’s automatic shelf registration statement on Form S-3 (No. 333-236600) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2020. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Board of Directors UnitedHealth Group Incorporated	- 2 -	May 18, 2020

For the purposes of this opinion letter, we have assumed that (i) U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture, dated as of February 4, 2008, between the Company and the Trustee, filed as Exhibit 4.1 to the Registration Statement (the “Indenture”), has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indenture and has complied with all legal requirements pertaining to its status as such status relates to the Trustee’s right to enforce the Indenture against the Company, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms, (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence in connection with the negotiation, execution and delivery of the Indenture, and the conduct of all parties to the Indenture has complied with any requirements of good faith, fair dealing and conscionability, and (vi) there are and have been no agreements or understandings among the parties, written or oral, and there is and has been no usage of trade or course of prior dealing among the parties (and no act or omission of any party) that would, in any such case, define, supplement or qualify the terms of the Indenture. We also have assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of Delaware, as amended; and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules or regulations may have on the opinion expressed herein). Insofar as the opinion expressed herein relates to or is dependent upon matters governed by Minnesota law, we have relied, without independent investigation, upon, and our opinion expressed herein is subject to all of the qualifications, assumptions and limitations expressed in, the opinion dated February 24, 2020 of Kuai H. Leong, Deputy General Counsel of the Company, filed as Exhibit 5.1 to the Registration Statement.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Debt Securities have been duly authorized on behalf of the Company and that, following (i) receipt by the Company of the consideration therefor specified in the Pricing Agreement and the Underwriting Agreement and (ii) the due execution, authentication, issuance and delivery of the Debt Securities pursuant to the terms of the Indenture, the Debt Securities will constitute valid and binding obligations of the Company.

The opinion expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Debt Securities are considered in a proceeding in equity or at law).

Board of Directors UnitedHealth Group Incorporated	- 3 -	May 18, 2020

This opinion letter has been prepared for your use in connection with the filing by the Company with the Commission of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K, and to the reference to this firm under the caption “Legal Matters” in the Prospectus dated February 24, 2020 (the “Prospectus”) and under the caption “Legal Matters” in the supplement to the Prospectus dated May 13, 2020, each of which constitutes part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP